Exhibit 99.1

News Release – July 25, 2019

CubeSmart Reports Second Quarter 2019 Results

MALVERN, PA -- (Globe Newswire) – July 25,  2019 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2019.

“We had a very active and productive second quarter. Our HVP III venture came full circle, as we and our partner each achieved our strategic objectives for the investment. The venture sold 50 of its 68 stores to an unaffiliated third-party buyer, enabling us to unlock our promoted interest and buy out our partner in the 18 assets we targeted at the outset for an attractive valuation,” commented President and Chief Executive Officer Christopher P. Marr. “Additionally, we added 59 stores to our third-party management platform during the quarter and opened two development properties. We remain focused on maintaining a disciplined approach to capital allocation and generating attractive risk-adjusted returns for shareholders.”

Key Highlights for the Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.26.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.42, representing a year-over-year increase of 2.4%.
•	Increased same-store (467 stores) net operating income (“NOI”) 1.3% year over year, driven by 2.0% revenue growth and a 3.8% increase in property operating expenses.
•	Same-store occupancy during the quarter averaged 93.1% and ended the quarter at 93.7%.
•	Our HVP III joint venture sold 50 properties for $293.5 million.
•	Acquired our partner’s 90% interest in the remaining 18 properties owned by HVP III for $128.3 million.
•	Closed on three additional property acquisitions totaling $20.6 million.
•	Opened for operation two development properties for a total investment of $72.6 million.
•	Sold 3.4 million common shares at an average sales price of $33.30 per share, resulting in net proceeds of $110.5 million.
•	Amended and restated our unsecured revolving credit facility, increasing the size from $500 million to $750 million.
•	Added 59 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 648.

Financial Results

Net income attributable to the Company’s common shareholders was $49.4 million for the second quarter of 2019, compared with $38.4 million for the second quarter of 2018. A significant driver of the year over year increase was the Company’s 10% portion of the $106.7 million gain on sale of real estate recognized by our HVP III joint venture. EPS attributable to the Company’s common shareholders was $0.26 for the second quarter of 2019, compared with $0.21 for the same period last year.

FFO, as adjusted, was $81.1 million for the second quarter of 2019, compared with $75.8 million for the second quarter of 2018. FFO per share, as adjusted, increased 2.4% to $0.42 for the second quarter of 2019, compared with $0.41 for the same period last year.

Second Quarter 2019	Page 1

Investment Activity

Acquisition Activity

During the quarter ended June 30, 2019, the Company acquired 21 stores located in Arizona (1), Florida (2), Georgia (1), Massachusetts (7), North Carolina (1), South Carolina (7), and Tennessee (2) for $148.8 million. In total for the year through the date of this press release, the Company has acquired 22 properties for $170.8 million and currently has three additional properties under contract for $66.4 million that are expected to close by the first quarter of 2020.

Unconsolidated Joint Venture Activity

On June 5, 2019, the Company’s joint venture, HVP III, sold 50 of its 68 stores to an unaffiliated third-party buyer for $293.5 million, resulting in a gain to the venture of $106.7 million. On June 6, 2019, the Company acquired its partner’s 90% ownership interest in the venture’s remaining 18 properties. The purchase price for its partner’s ownership interest was $128.3 million, comprised of cash consideration of $120.0 million plus $8.3 million of the Company’s escrowed proceeds from the venture’s sale of the 50 properties.

During the second quarter of 2019 and through the date of this press release, the Company’s joint venture, HVP IV, acquired four properties located in Florida (1), Pennsylvania (1) and Texas (2) for $42.2 million. Additionally, HVP IV has three properties under contract for $71.0 million that are expected to close during the remainder of 2019.

Development Activity

During the second quarter of 2019, the Company opened for operation two development properties, one located in New York and one located in New Jersey, for a total investment of $72.6 million. As of June 30, 2019, the Company had five joint venture development properties under construction. The Company anticipates investing a total of $126.0 million related to these projects and had invested $63.6 million of that total as of June 30, 2019. These stores are located in New York (2), Massachusetts (2), and Virginia and are expected to open at various times between the third quarter of 2019 and the first quarter of 2021.

Third-Party Management

As of June 30, 2019, the Company’s third-party management program included 648 stores totaling 42.8 million square feet. During the three and six months ended June 30, 2019, the Company added 59 stores and 105 stores, respectively, to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at June 30, 2019 included 467 stores containing approximately 32.4 million rentable square feet, or approximately 89.9% of the aggregate rentable square feet of the Company’s 516 owned stores.  These same-store properties represented approximately 94.2% of property net operating income for the quarter ended June 30, 2019.

Same-store physical occupancy at period end for the second quarter of 2019 was 93.7%, compared with 94.1%

for the same quarter of last year.  Same-store revenues for the second quarter of 2019 increased 2.0% and same-store operating expenses increased 3.8% from the same quarter in 2018. Same-store net operating income increased 1.3%, as compared with the same period in 2018.

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Operating Results

As of June 30, 2018, the Company’s total owned portfolio included 516 stores containing 36.0 million rentable square feet and had a physical occupancy of 91.6%.

Revenues increased $11.2 million and property operating expenses increased $0.6 million in the second quarter of 2019, as compared with the same period in 2018.  Increases in revenues were primarily attributable to increased net effective rents in the same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to increased expenses associated with newly acquired or developed stores.

Interest expense increased from $15.5 million during the three months ended June 30, 2018 to $18.1 million during the three months ended June 30, 2019, an increase of $2.6 million. The increase is attributable to a higher amount of outstanding debt and higher interest rates during the 2019 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended June 30, 2019 increased approximately $128 million from the same period in 2018 from $1,694 million to $1,822 million. The weighted average effective interest rate on our outstanding debt increased from 3.91% for the three months ended June 30, 2018 to 4.13% for the three months ended June 30, 2019.

Financing Activity

On June 19, 2019, the Company amended and restated its unsecured revolving credit facility.  The amendment increased the size of the facility from $500 million to $750 million, decreased the pricing, and extended the maturity date from April 22, 2020 to June 19, 2024.  At closing, the Company used an advance on the facility to repay the outstanding indebtedness under the $100 million term loan facility that was scheduled to mature in January 2020.

During the second quarter, the Company sold 3.4 million common shares of beneficial interest through its “at-the-market” equity program (“ATM”) at an average sales price of $33.30 per share, resulting in net proceeds of $110.5 million, after deducting offering costs. As of June 30, 2019, the Company had 6.3 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 14, 2019, the Company declared a dividend of $0.32 per common share. The dividend was paid on July 15, 2019 to common shareholders of record on July 1, 2019.

2019 Financial Outlook

“We continue to raise capital to support our disciplined growth strategy. During the quarter, we were active using the ATM and with the upsized and extended credit facility and repayment of the term loan, we have addressed the majority of our debt maturities through 2021,” commented Chief Financial Officer Tim Martin. “As demonstrated by our transaction activity during the quarter, we remain focused on pursuing attractive investment opportunities in our target markets and intend to fund our growth by utilizing a balance of cash flow, equity proceeds and unsecured borrowings in a manner consistent with our investment grade ratings.”

The Company is adjusting its previously issued estimates and now expects that its fully diluted FFO per share, as adjusted, for 2019 will be between $1.66 and $1.69 (previously between $1.65 and $1.69), and that its fully diluted earnings per share for the period will be between $0.85 and $0.88 (previously $0.85 and $0.89). Due to

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uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance.  For 2019, the same store pool consists of 467 properties totaling 32.4 million square feet.

	Current Ranges for
2019 Full Year Guidance Range Summary	Annual Assumptions			Prior Guidance(1)
Same-store revenue growth	1.50%	to	2.50%	1.50%	to	2.50%
Same-store expense growth	3.0%	to	4.0%	3.0%	to	4.0%
Same-store NOI growth	1.00%	to	2.25%	1.00%	to	2.25%

Acquisition of wholly-owned operating properties	$200.0M	to	$250.0M	$75.0M	to	$150.0M
Acquisition of properties at C/O	$0		$0	$0		$0
New development openings	$131.6M		$131.6M	$129.4M		$129.4M
Dispositions	$0	to	$50.0M	$0	to	$50.0M
Dilution from properties in lease-up	$(0.09)	to	$(0.10)	$(0.09)	to	$(0.10)

Property management fee income	$22.0M	to	$24.0M	$22.0M	to	$24.0M
General and administrative expenses	$38.5M	to	$39.5M	$38.5M	to	$39.5M
Interest and loan amortization expense	$76.5M	to	$78.5M	$76.5M	to	$78.5M
Weighted average shares and units	194.4M		194.4M	190.8M		190.8M

Earnings per diluted share allocated to common shareholders	$0.85	to	$0.88	$0.85	to	$0.89
Plus: real estate depreciation and amortization	$0.87		$0.87	$0.80		$0.80
Less: gain from sale of real estate	$(0.06)		$(0.06)	$0.00		$0.00
FFO per diluted share, as adjusted	$1.66	to	$1.69	$1.65	to	$1.69

(1) Prior guidance as included in our first quarter earnings release dated April 25, 2019.

3rd Quarter 2019 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.20	to	$0.21
Plus: real estate depreciation and amortization	0.23		0.23
FFO per diluted share, as adjusted	$0.43	to	$0.44

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, July 26, 2019 to discuss financial results for the three and six months ended June 30, 2019.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10132878.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada. After the live webcast, the call will remain available on CubeSmart's website for 30 days. In addition, a telephonic replay of the call will be available through August 26, 2019. The replay numbers are 1-

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877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada. For callers accessing a telephonic replay, the conference number is 10132878.

Supplemental operating and financial data as of June 30, 2019 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2019 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended and restated, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income

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(loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•adverse changes in the national and local economic, business, real estate and other market conditions;

•the effect of competition from existing and new self-storage properties on our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•reduced availability and increased costs of external sources of capital;

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•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

•failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•reductions in asset valuations and related impairment charges;

•security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters or acts of violence, terrorism, or war that affect the markets in which we operate;

•potential environmental and other liabilities;

•  uninsured losses and the ability to obtain insurance coverage against risks and losses;

•  the ability to attract and retain talent in the current labor market;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Second Quarter 2019	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2019	2018
	(unaudited)

ASSETS
Storage properties	$4,640,556	$4,463,455
Less: Accumulated depreciation	(905,403)	(862,487)
Storage properties, net (including VIE assets of $140,474 and $330,986, respectively)	3,735,153	3,600,968
Cash and cash equivalents	11,103	3,764
Restricted cash	4,280	2,718
Loan procurement costs, net of amortization	4,505	963
Investment in real estate ventures, at equity	86,914	95,796
Other assets, net	105,514	48,763
Total assets	$3,947,469	$3,752,972

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,489,088	$1,143,524
Revolving credit facility	257,150	195,525
Unsecured term loans, net	—	299,799
Mortgage loans and notes payable, net	106,596	108,246
Accounts payable, accrued expenses and other liabilities	164,533	149,914
Distributions payable	62,029	60,627
Deferred revenue	25,230	22,595
Security deposits	472	474
Total liabilities	2,105,098	1,980,704

Noncontrolling interests in the Operating Partnership	62,385	55,819

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 191,626,376 and 187,145,103 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,916	1,871
Additional paid-in capital	2,610,939	2,500,751
Accumulated other comprehensive loss	(769)	(1,029)
Accumulated deficit	(838,197)	(791,915)
Total CubeSmart shareholders’ equity	1,773,889	1,709,678
Noncontrolling interests in subsidiaries	6,097	6,771
Total equity	1,779,986	1,716,449
Total liabilities and equity	$3,947,469	$3,752,972

Second Quarter 2019	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

REVENUES
Rental income	$136,027	$127,843	$267,619	$252,004
Other property related income	16,922	15,047	32,597	29,294
Property management fee income	6,068	4,925	11,646	9,394
Total revenues	159,017	147,815	311,862	290,692
OPERATING EXPENSES
Property operating expenses	50,120	49,528	101,545	98,282
Depreciation and amortization	40,663	35,046	79,105	70,012
General and administrative	9,800	8,341	18,947	17,085
Total operating expenses	100,583	92,915	199,597	185,379
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(18,134)	(15,451)	(35,651)	(30,606)
Loan procurement amortization expense	(771)	(578)	(1,395)	(1,157)
Equity in earnings (losses) of real estate ventures	10,527	(309)	10,788	(493)
Other	(178)	189	(343)	493
Total other expense	(8,556)	(16,149)	(26,601)	(31,763)
NET INCOME	49,878	38,751	85,664	73,550
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(499)	(426)	(857)	(809)
Noncontrolling interest in subsidiaries	41	85	111	92
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$49,420	$38,410	$84,918	$72,833

Basic earnings per share attributable to common shareholders	$0.26	$0.21	$0.45	$0.40
Diluted earnings per share attributable to common shareholders	$0.26	$0.21	$0.45	$0.40

Weighted average basic shares outstanding	189,667	183,718	188,467	183,000
Weighted average diluted shares outstanding	190,543	184,523	189,286	183,753

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Same-Store Facility Results (467 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2019	2018	Change	2019	2018	Change

REVENUES
Rental income	$126,718	$124,434	1.8%	$250,834	$245,483	2.2%
Other property related income	13,485	12,981	3.9%	26,453	25,540	3.6%
Total revenues	140,203	137,415	2.0%	277,287	271,023	2.3%

OPERATING EXPENSES
Property taxes	15,340	14,694	4.4%	30,651	29,388	4.3%
Personnel expense	11,465	11,021	4.0%	22,737	21,957	3.6%
Advertising	2,585	2,524	2.4%	4,326	4,275	1.2%
Repair and maintenance	1,706	1,579	8.0%	3,270	3,119	4.8%
Utilities	3,690	3,863	(4.5)%	7,703	8,113	(5.1)%
Property insurance	864	709	21.9%	1,580	1,404	12.5%
Other expenses	5,601	5,351	4.7%	11,933	11,540	3.4%

Total operating expenses	41,251	39,741	3.8%	82,200	79,796	3.0%

Net operating income (1)	$98,952	$97,674	1.3%	$195,087	$191,227	2.0%

Gross margin	70.6%	71.1%		70.4%	70.6%

Period end occupancy (2)	93.7%	94.1%		93.7%	94.1%

Period average occupancy (3)	93.1%	93.3%		92.3%	92.4%

Total rentable square feet	32,394			32,394

Realized annual rent per occupied square foot (4)	$16.81	$16.46	2.1%	$16.78	$16.40	2.3%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$98,952	$97,674		$195,087	$191,227
Non same-store net operating income (1)	6,074	1,835		10,887	3,592
Indirect property overhead (5)	3,871	(1,222)		4,343	(2,409)
Depreciation and amortization	(40,663)	(35,046)		(79,105)	(70,012)
General and administrative expense	(9,800)	(8,341)		(18,947)	(17,085)
Interest expense on loans	(18,134)	(15,451)		(35,651)	(30,606)
Loan procurement amortization expense	(771)	(578)		(1,395)	(1,157)
Equity in earnings (losses) of real estate ventures	10,527	(309)		10,788	(493)
Other	(178)	189		(343)	493

Net income	$49,878	$38,751		$85,664	$73,550

(1)	Net operating income (“NOI”) in a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(2)	Represents occupancy at June 30 of the respective year.
(3)	Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Includes property management income earned in conjunction with managed properties.

Second Quarter 2019	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income attributable to the Company's common shareholders	$49,420	$38,410	$84,918	$72,833

Add (deduct):
Real estate depreciation and amortization:
Real property	39,903	34,346	77,629	68,605
Company's share of unconsolidated real estate ventures	1,812	2,593	3,756	5,011
Gains from sale of real estate, net (1)	(10,667)	—	(10,667)	—
Noncontrolling interests in the Operating Partnership	499	426	857	809

FFO attributable to common shareholders and OP unitholders	$80,967	$75,775	$156,493	$147,258

Add (deduct):
Loan procurement amortization expense - early repayment of debt	141	—	141	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$81,108	$75,775	$156,634	$147,258

Earnings per share attributable to common shareholders - basic	$0.26	$0.21	$0.45	$0.40
Earnings per share attributable to common shareholders - diluted	$0.26	$0.21	$0.45	$0.40
FFO per share and unit - fully diluted	$0.42	$0.41	$0.82	$0.79
FFO, as adjusted per share and unit - fully diluted	$0.42	$0.41	$0.82	$0.79

Weighted average basic shares outstanding	189,667	183,718	188,467	183,000
Weighted average diluted shares outstanding	190,543	184,523	189,286	183,753
Weighted average diluted shares and units outstanding	192,409	186,544	191,183	185,758

Dividend per common share and unit	$0.32	$0.30	$0.64	$0.60
Payout ratio of FFO, as adjusted	76.2%	73.2%	78.0%	75.9%

(1)

The three and six months ended June 30, 2019 include $10.7 million of gains from sale of real estate, net that are included in the Company’s share of equity in earnings (losses) of real estate ventures.

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